                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-53329) pertaining to Carmike Cinemas, Inc.'s 1998 Class A Stock Option Plan, Form S-8 (No. 333-85194) pertaining to Carmike Cinemas, Inc. 2002 Stock Plan, and Form S-4 (No. 333-77333) pertaining to the registration of $200 million of its 9 3/8% Series B Senior Subordinated Notes due 2009 of our report dated March 27, 2002 with respect the consolidated financial statements and schedule of Carmike Cinemas, Inc. and subsidiaries included in the Annual Report (Form 10-K), for the year ended December 31, 2001.


                                             /s/ Ernst & Young LLP

Atlanta, Georgia
March 29, 2002